Exhibit 99.1

FOR IMMEDIATE RELEASE
March 21, 2001

CONTACTS:
Bruce Busmire, 713-265-6161 (financial)
Janice Aston White, 713-265-6164 (media)

Ocean Energy Completes Acquisition of Texoil

HOUSTON, Texas -- March 21, 2001 -- Ocean Energy, Inc. (NYSE: OEI) today completed the acquisition of Texoil, Inc. (NASD: TXLI) by consummating the second-step merger of a previously announced all-cash transaction that was structured as a first step tender offer followed by a cash merger to acquire all remaining shares of Texoil common stock and Series A convertible preferred stock. Total consideration for the acquisition is approximately $130 million including assumed bank debt of approximately $15 million plus certain other liabilities. The acquisition is expected to be accretive to Ocean's earnings and cash flow. Texoil, Inc., which is now a wholly owned subsidiary of Ocean, will be delisted from Nasdaq.

Texoil, Inc. was an independent oil and gas company engaged in the acquisition of oil and gas reserves through a program, which included purchases of reserves, reengineering, development and exploration activities in Texas and Louisiana.

Ocean Energy, Inc. is an independent energy company engaged in the exploration, development, production and acquisition of crude oil and natural gas. North American operations are focused in the shelf and deepwater areas of the Gulf of Mexico, the Permian Basin, Mid-continent and Rocky Mountain regions. Internationally, Ocean Energy holds a leading position among U.S. independents in West Africa with oil and gas activities in Cote d'Ivoire, Equatorial Guinea and Angola. The company also conducts operations in the republics of Egypt, Tatarstan, Pakistan, and Indonesia.

Certain statements in this news release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievement of Ocean Energy or Texoil to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements.